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                                                      Exhibit 3-H



                            STATE OF SOUTH CAROLINA
                              SECRETARY OF STATE

                             ARTICLES OF CORRECTION



     The following information is submitted pursuant to Section 33-1-240 of the 1976 South Carolina Code, as amended:

1.     The name of the corporation is SOUTH CAROLINA ELECTRIC & GAS COMPANY.

2. That on March 31, 1995, the corporation filed (fill out whichever is applicable):

        (a) XX The following described document: Articles of Amendment dated March 30, 1995.

        (b)      The attached document (attach copy of the document).

3.     That this document was incorrect in the following manner:

       3(d) The number of shares which the corporation has authority to issue after giving effect to such cancellation is 55,502,283, itemized as follows:

4. That the incorrect matters stated in Paragraph 3 should be revised as follows:

       3(d) The number of shares which the corporation has authority to issue after giving effect to such cancellation is 55,499,083, itemized as follows:



                                        SOUTH CAROLINA ELECTRIC & GAS COMPANY



Date:  December 13, 1995                   By:  Kevin B. Marsh
                                                Secretary






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